Exhibit 22

                 SUBSIDIARIES OF REGISTRANT


               Cerner Corporation PTY Limited

                   Cerner Deutschland GmbH

                      Cerner FSC, Inc.

               Cerner Health Connections, Inc.

                  Cerner Health Facts, Inc.

                Cerner Health Resources, Inc.

                   Cerner HealthWise, Inc.

                 Cerner International, Inc.

                       Cerner Limited

             Cerner Performance Logistics, Inc.

                   Cerner Properties, Inc.

                  Cerner Singapore Limited

                  Cerner Malaysia Sdn. Bdh

                    Cerner Canada Limited

              Multum Information Services, Inc.